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FOR IMMEDIATE RELEASE               SEPTEMBER 1, 1999

IWRA Contact:      Tony Payne
                   (712) 325-3133
                   Iowa West Racing Association
                   Rosalee Roberts
                   (402) 556-5770
Harveys Contact:   John McLaughlin
                   775-586-6856
                   John Hewitt
                   775-586-6730


               IOWA WEST RACING ASSOCIATION ENTERS INTO AGREEMENT
                           WITH HARVEYS CASINO RESORTS

COUNCIL BLUFFS, IOWA - Iowa West Racing Association (IWRA), owners of the Bluffs Run Casino, announced today that it has entered into an agreement with Harveys Casino Resorts for the management of the operations and the sale/leaseback of the greyhound track and land-based casino located in Council Bluffs, Iowa. The transaction, according to Iowa law, will allow IWRA to convert its largest investment into cash, furthering its ability to pursue its public benefit mission, while also permitting it to continue to hold an interest in the casino.

Under the agreement, Harveys will pay IWRA, the nonprofit license holder of Bluffs Run, $165 million for the property. Harveys will also take over management of the casino, which requires approval from the Iowa Racing and Gaming Commission. In return, Harveys will receive management fees and lease income generally equal to the ongoing cash flow from operations. Currently the parties expect that the agreement will be considered at the September 23, 1999 Commission meeting.

All Bluffs Run employees will be offered employment when the transaction is completed. Harveys believes employee continuity is important to the property's continued success.

Chuck Scharer, Harveys' President and Chief Executive Officer, said, "This is an excellent opportunity for us and the great team of employees at Bluffs Run. We are expanding our operations in the heartland, continuing to enhance economic development in the region, and supporting the efforts of one of the largest charitable foundations in the area."

Harveys currently operates a riverboat casino and hotel in Council Bluffs, Iowa. It has been the number one performing riverboat in the state for the past 36 months. As part of the transaction, the riverboat casino will extend its sponsorship arrangement with IWRA until at least 2010.

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Chuck Smith, IWRA President, said, "The casino's current manager, Alabama
Iowa Management, has served us well since 1984. Harveys is a recognized leader in the gaming industry and a leading corporate citizen of our community. Frankly, this is a way to increase our support for charitable endeavors and community development through the establishment of an endowment."

Harveys has served the Omaha, Nebraska, and western Iowa market since January 1996, when it opened its riverboat casino. Chuck Scharer stated, "Casino entertainment has been widely accepted in the Midwest and we are delighted that this management agreement will increase our stature in the western Iowa/Omaha market."

Founded in 1944, Harveys Casino Resorts wholly owns and operates Harveys Resort & Casino, a AAA Four-Diamond full-service resort at Lake Tahoe, Nevada; Harveys Casino Hotel in Council Bluffs, Iowa; and Harveys Wagon Wheel Hotel/ Casino in Central City, Colorado.

The Iowa West Racing Association (IWRA) was formed in 1984 and was named the casino license holder, a requirement of Iowa state law. The IWRA Board of Directors is comprised of community volunteers. In 1986, the Bluffs Run greyhound facility opened with a total capacity of 10,000 including clubhouse seating for 1,200 people. While greyhound racing has declined, the addition of a casino at the Bluffs Run location has kept annual crowds at around 4,250,000 people.

The Iowa West Foundation was created in 1994 to provide grants for the betterment of living in the southwestern Iowa and eastern Nebraska area. It is one of the largest charitable foundations in Iowa and is funded by the three casinos in Council Bluffs.

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